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                                                                    Exhibit 10.2




                          ASPECT MEDICAL SYSTEMS, INC.
                              SPECIAL BONUS PROGRAM
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SECTION 1:  PURPOSE
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The Aspect Medical Systems, Inc. Special Bonus Program (the "Program") is
designed, under certain circumstances, to provide sufficient funds to the Participant in the form of annual cash bonus awards over the next three years to permit the Participant to meet the Participant's repayment obligations to the Company (including interest on his obligations and federal and state income taxes resulting from the bonus awards) under a loan (the "Loan") that the Company extended to the Participant on April 10, 2001 in the amount of $875,000. The Committee has structured the Program so that the Committee retains the flexibility to adjust, reduce or eliminate entirely the amount of Awards to account for changing circumstances, such as those set forth in Section 7(a) below. As of March 31, 2003, the aggregate principal and interest outstanding under the Loan was $879,682.71.

In developing the Program, the Committee was guided by the following considerations: (i) the difficulty for the Participant to meet his repayment obligations to the Company under the Loan without selling a substantial amount of the Participant's holdings of shares of the Company's Common Stock, (ii) the Board's concern that, given the magnitude of the Participant's repayment obligations to the Company and the potential financial impact of such repayment obligations on the Participant and his family, the Participant would need to devote significant time and energy to seeking sources of financing to meet his repayment obligations, which could, as a result, adversely affect the Participant's performance as the Company's President and Chief Executive Officer, (iii) the belief of the Compensation Committee that it may not be in the best interests of the Company's stockholders for the Participant to be required to sell a large number of shares of the Company's Common Stock at current market prices, (iv) uncertainty regarding the likelihood of possible amendments to the Internal Revenue Code of 1986 which would provide relief to taxpayers in situations similar to that of the Participant, and (v) the lack of clear guidance with respect to rescinding stock option exercises that existed at the time of a stock option exercise by the Participant in July and August 2000 which gave rise to alternative minimum tax liabilities for the Participant.

SECTION 2:  DEFINITION OF TERMS
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(a)  Award means any award granted under the Program.

(b)  Board means the Board of Directors of the Company.

(c) Change in Control means (i) the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and

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     entities who were beneficial owners of the Company's Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than a majority of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction), or (ii) the sale, in a single transaction or series of related transactions, by the stockholders of the Company of a majority or more by voting power of the then-outstanding capital stock of the Company.

(d)  Committee means the Compensation Committee of the Board.

(e) Common Stock means the common stock, $0.01 par value per share, of the Company.

(f)  Company means Aspect Medical Systems, Inc., a Delaware corporation.

(g) Executive Officer means the Company's President and Chief Executive Officer, any vice president of the Company in charge of a principal business unit, division or function, any other officer who performs a policy-making function or any other person who performs similar policy-making functions for the Company.

(h) Participant means Nassib G. Chamoun, the Company's President and Chief Executive Officer.

SECTION 3:  EFFECTIVE DATE
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The Program is effective as of April 10, 2003.

SECTION 4:  PROGRAM ADMINISTRATION
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Except as provided herein, the Committee shall have sole and complete discretion to administer and interpret the Program. The decisions of the Committee concerning administration and interpretation of the Program shall be final and binding. Subject to Section 6 below, the Program shall continue in its current form until and unless action is taken by the Committee or the Board to modify or terminate the Program.

SECTION 5:  ELIGIBILITY
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Only the Participant shall be eligible to participate in, and receive Awards under, the Program.

SECTION 6:  PROGRAM YEAR; DURATION OF PROGRAM
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The Program year shall be April 1 through March 31. After the end of each
Program year, the aggregate amount which may be paid under the Program shall be determined by the Committee in accordance with the provisions of the Program. The Program shall remain in effect through April 30, 2006.

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SECTION 7:  BONUS AWARDS
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(a)  AWARDS. Subject to Section 7(d) below, the Committee shall have sole and complete discretion to grant Awards under the Program. All Awards granted by the Committee shall be conditioned upon the Participant's agreement to use the proceeds of the Awards to repay the Participant's obligations to the Company under the Loan.

     Factors that the Committee shall consider in connection with granting Awards are:

     - changes in the value of the Company's Common Stock, which may make it reasonable for the Participant to enter into or modify a structured stock sale program (i.e., a "Rule 10b5-1 Plan"),

     - tax savings available to the Participant through the application of any alternative minimum tax credit,

     - the potential residual value to the Participant of an alternative minimum tax credit carryforward that may be available to the Participant in any year following expiration of the Program,

     - tax relief that may become available to the Participant as a result of new rules of the Internal Revenue Service relating to past alternative minimum taxes, and

     - the Participant's general ability to meet the Participant's repayment obligations to the Company under the Loan.

(b) STRUCTURED STOCK SALE PROGRAM. The Committee expects that the Participant will use his commercially reasonable efforts, in accordance with applicable securities laws, to sell at least 50,000 shares of the Company's Common Stock in each Program year, provided that the sale price per share is at least $7.50. The Committee also expects that the Participant will enter into a Rule 10b5-1 plan to implement such sales. Such a plan will allow the Committee to reduce Awards to be paid to the Participant by an amount equal to the after-tax proceeds of such sales, or to eliminate the payment of an Award entirely in the event that the after-tax proceeds to the Participant under the Rule 10b5-1 plan in any Program year exceed the Participant's repayment obligations to the Company under the Loan. In the event that the after-tax proceeds to the Participant under the Rule 10b5-1 plan in any Program year exceed the Participant's repayment obligations to the Company under the Loan, the Participant shall be expected to reserve at least 50% of such excess for use in repaying the Participant's obligations to the Company under the Loan in the subsequent Program years. Every six months, and more frequently if the Committee in its sole and complete discretion shall determine appropriate, the Committee shall evaluate the Program to assess the advisability of requiring the Participant to modify the Participant's Rule 10b5-1 plan to increase or decrease (i) the minimum number of shares of the Company's Common Stock that the Participant must sell under the Participant's Rule 10b5-1 plan, and (ii) the minimum per share price at which such shares must be sold. The factors to be considered by the Committee include economic and market

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     conditions then affecting the Company, the industry in which the Company competes and the overall economy, and such other factors that the Committee considers to be important in making its evaluation.

(c) PAYMENT. Awards, if any, will be payable in cash on or before April 10 (the "Payment Date") for amounts attributable to the preceding Program year. In addition, Awards under the Program shall not be paid if, on the Payment Date, (i) the Participant is not employed by the Company, or (ii) the Participant is not in compliance with either his employment agreement (if any) or any non-competition and/or confidentiality agreement.

(d) APPROVALS. The Committee shall make a recommendation to the Board of all Awards the Committee recommends to be made under the Program. The Board (with the exception of any Executive Officers that also serve as members of the Board) must approve all Awards under the Program.

(e) CHANGE IN CONTROL. In the event of a "Change in Control" of the Company, the Committee shall evaluate the impact of such event on the Participant's ability to meet the Participant's repayment obligations to the Company (or any successor entity) under the Loan. Following such evaluation, the Committee shall have sole and complete discretion, subject to Section 7(d) above, to grant an Award to the Participant for up to the aggregate outstanding amounts of principal and interest under the Loan as well as any federal and state income taxes due or to be due as a result of such Award.

(f) TAX RETURN REVIEW. The Audit Committee of the Board shall, at the request of the Committee, retain the Company's independent auditors or such other auditors as selected by the Audit Committee, to review the tax return or draft tax return prepared by or on behalf of the Participant for the prior fiscal year to assist the Committee in its recommendation as to the Award, if any, to be paid to the Participant in any year under the Program.

SECTION 8:  OTHER PROVISIONS
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(a)  PROGRAM AMENDMENT. The Committee may, at any time and from time to time, amend or alter the Program, as it deems necessary or appropriate to achieve the purposes of the Program or for other business reasons, provided that the suspension, discontinuance or termination of the Program, or any material amendments, alterations or modifications to the Program must be approved by the Board (with the exception of any Executive Officers that also serve as members of the Board).

(b) NO RIGHT TO EMPLOYMENT. The Participant shall have no claim or right to be granted an Award, and the grant of an Award shall not be construed as giving the Participant the right to continued employment or any future Awards.

(c) OTHER CORPORATE BENEFIT AND COMPENSATION PROGRAMS. Awards received by the Participant under this Program shall not be deemed as part of the Participant's regular, recurring compensation for purposes of calculating payments or benefits from any

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     Company benefit or severance program (or severance pay law of any country)
     unless otherwise specified in the particular benefit Program or benefit Program documents. In addition, the Participant shall continue to be eligible to participate in the Company's annual bonus program (consisting of cash bonuses and annual stock option grants), which is available to all executive officers of the Company. However, it is the Committee's intention that any stock option granted to the Participant under the Company's annual bonus program shall not commence vesting until May 1, 2006.

(d) DISABILITY OR DEATH. In the event the Participant would otherwise earn an Award pursuant to Section 7 of this Program, but the Participant does not qualify because of the Participant's permanent disability, then the Participant shall be deemed to have "earned" his Award which has previously been approved by the Committee and the Board. Such Award shall be paid to the Participant at such time as it otherwise would have been paid to the Participant had the Participant remained employed by the Company. In addition, upon the Participant's death, the Committee shall grant an Award to the Participant that shall be equal to the aggregate outstanding amounts of principal and interest under the Loan as well as any federal and state income taxes due or to be due as a result of such Award. For purposes of this Section 8(d), the term "permanent disability" shall mean "the permanent inability to perform the functions of President and Chief Executive Officer of the Company".

(e) UNFUNDED PROGRAM. The Program shall be unfunded and shall not create (or be construed to create) a trust or separate fund(s). Likewise, the Program shall not establish any fiduciary relationship between the Company and the Participant or any other person. To the extent that this Participant or any other person holds any rights by virtue of an Award granted under the Program, such right shall be no greater than the right of an unsecured general creditor of the Company.

(f) SUCCESSORS AND ASSIGNEES. The Program shall be binding on all successors and assignees of the Participant, including, without limitation, the estate of the Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

(g) GOVERNING LAW. The validity, construction and effect to the Program and any actions taken under the Program shall be determined in accordance with applicable state and federal laws.


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